Exhibit 10.3

CUSTODIAL SERVICES ELECTION AGREEMENT

THIS CUSTODIAL SERVICES ELECTION AGREEMENT is made on July 7, 2026 (this “Agreement”) by and between SLR Secured Specialty Lending Fund, a statutory trust organized under the laws of Delaware (the “Client”) and Citibank, N.A., acting as custodian through its New York offices (the “Custodian”).

RECITALS

WHEREAS, reference is hereby made to that certain Global Custodial Services Agreement, dated as of July 26, 2013 (as it may be amended, restated, supplemented or otherwise modified from time to time) (the “Custody Agreement”) by and between the Custodian and, severally and not jointly, each of Solar Capital Ltd. and Solar Senior Capital Ltd. (the “Original Client”), together with any other entity who may become a party thereto from time to time pursuant to a separate Joinder Agreement or Custodial Services Election Agreement (each, a “Separate Client”); and

WHEREAS, each Client wishes to obtain custodial services from the Custodian under precisely the same terms and conditions as agreed to between the Original Client and the Custodian under the Custody Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows

1.

The Client confirms that it has received a copy of the Custody Agreement and by execution of this Agreement the Client ratifies as of the date hereof, and agrees to be bound by, all of the terms, conditions and provisions contained in the Custody Agreement applicable to it to the same effect as if it was an original party thereto, and such provisions are incorporated herein in their entirety by this reference.

2.

The Custodian agrees to provide custodial services to the Client under and agrees, as of the date hereof, to be bound by the terms, conditions and provisions of the Custody Agreement, subject to any variations set forth herein, as if signed directly between the Custodian and the Client.

3.	The “Schedules” section of the Table of Contents is hereby amended in its entirety to read as follows: “Exhibits, Schedules or Annexes:

•	Fee Schedule

•	Confidentiality and Data Privacy Conditions Annex

•	U.S. Special Resolution Regime Recognition Annex”

The Confidentiality and Data Privacy Conditions Annex and U.S. Special Resolution Regime Recognition Annex are each attached hereto and made a part of the Custody Agreement between the Custodian and the Client.

4.	New section 6(D) is added to the Custody Agreement as follows:

“(D) Where the Custodian receives Securities in connection with any corporate action that would result in the Client having an entitlement to fractions of those Shares, the Client agrees that the Custodian may, without requiring an instruction from the Client, sell, donate or otherwise dispose of such fractions at the Custodian’s sole discretion. If cash in leu of delivery of a fraction is specified as part of the corporate action by the issuer, the Custodian shall credit the Cash Account proportionally to the Client’s fraction.”

5.	Section 7 of the Custody Agreement is replaced with the following:

“7. TAX STATUS/WITHHOLDING TAXES

(A) Information. The Client shall provide the Custodian with information and proof (copies or originals) as to the Client’s tax status and/or the underlying beneficial owner’s tax status or residence or other information as the Custodian reasonably requests in order for the Custodian or any agent of the Custodian to achieve compliance with the requirements of governmental or regulatory authorities. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfill the requirements of the applicable tax authorities. The Client shall notify the Custodian in writing within thirty (30) days, or any lesser period as stipulated under any applicable law or regulation, of the occurrence of any change in circumstances that causes any information or representation previously provided to the Custodian on a tax form or tax certification to be incorrect, e.g., a change in the Client’s country of residence or its legal entity classification, of if it ceases to be or becomes a financial institution. Law, regulation and authority, as used in this paragraph, may be domestic or foreign. The Client further agrees to provide to the Custodian a new tax form or tax certification (and any necessary supporting documentation) that contains the correct information or representations.

(B) Payment. The Client agrees that Taxes are the responsibility of the Client and shall be paid by the Client. The Client agrees that the Custodian will deduct or withhold for or on account of Taxes from any payment to the Client if required by any applicable law including, but not limited to, (i) statute or regulation, (ii) a requirement of a legal, governmental or regulatory authority, or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign). The Client agrees that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian shall timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client agrees that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes. The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority. If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

(C) Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided, the Client provides to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. However, in no event will the Custodian be responsible or liable for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.”

6.	New sections 9(B)(iv) and (v) are added to the Custody Agreement as follows:

“(iv) it will not use funds or any service or product contemplated by this Agreement, including a Custody Account or the Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citigroup Organisation of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and

(v) neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organized or resident in a country or territory that is the subject of such sanctions.”

7.	Sections 10(C)(iv) and (v) of the Custody Agreement are replaced with the following:

“(iv) Performance Subject to Laws. The Client agrees that the Custodian’s performance of this Agreement, including acting on any Instruction, is subject to, and shall be performed only in accordance with, the laws (including, without limitation, governmental and regulatory actions, orders, decrees, regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or a member of the Citigroup Organisation as a result of the jurisdiction in which it or its parent is organized or located or where the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, participant requirements, operating procedures and practices of any relevant Clearance System, stock exchange, or market. Nothing in this Agreement will oblige the Custodian to take any action that will be in breach of or be in conflict with any legal limitation as provided herein.

(v) Prevention of Performance. The Client agrees that the Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of Cash in the applicable currency credited to the Client) if such performance by the Custodian or any subcustodian or administrative support provider of the Custodian is prevented, hindered or delayed by a Force Majeure Event. “Force Majeure Event” means any event attributable to a cause beyond the reasonable control of the Custodian or its subcustodian or administrative support provider such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of any Clearance System, sabotage, fire, flood, explosion, acts of God, sanctions, governmental requirements as provided in this Agreement, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government or similar institutions, as well as any other matter specified as a country risk in this Agreement. On the occurrence of any Force Majeure Event, the obligations of the Custodian are suspended for so long as the Force Majeure Event continues (and, in the case of the Custodian, neither it nor any member of the Citigroup Organisation shall become liable). The Client agrees that neither the Custodian nor any member of the Citigroup Organisation is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimize the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each subcustodian or administrative support provider maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards to be expected of an internationally regulated financial institution.”

8.	Section 14 of the Custody Agreement is amended by addition of the following at the end thereof:

“The Client agrees that the Custodian may debit the Cash Account of the Client to pay any such fees and charges, together with any other amounts payable to the Custodian under the Agreement.”

9.	Section 17 of the Custody Agreement is replaced with the following:

17. INFORMATION AND DATA PROTECTION Responsibilities of each party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions specified in that Annex to this Agreement attached hereto, and the parties agree to the terms specified in that Annex

10.	Section 21(E) of the Custody Agreement is replaced with the following:

“(E) Further Information. The Client agrees to provide to the Custodian and execute further documents and other information as reasonably requested by the Custodian in relation to its performance of services under this Agreement and its duties and obligations under this Agreement in order to assist the Custodian with the requirements of a court, regulator or other legal authority in regard to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in regard to any Cash Account opened with any subcustodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such Cash Account on behalf of the Client for the purpose of this Agreement.”

11.

For the sake of clarity, the Client and the Custodian each hereby makes the representations and warranties required by such party contained in Section 9 of the Custody Agreement (and as modified herein) as of the date of this Agreement and as if such representations and warranties were applicable to it.

12.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the jurisdiction in which the Custodian is located and performs its services or obligations under the terms of the Custody Agreement. The courts of the jurisdiction in which the Custodian is located and performs its obligations under the Custody Agreement (including any appropriate sub-jurisdiction) shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably commit to the jurisdiction of such courts.

13.

This Agreement and the Custody Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and of the Custody Agreement.

14.

In the event the Custody Agreement is terminated between the Custodian and the Original Client or any Separate Client, the Custody Agreement as in effect between the Custodian and the Client shall continue in full force and effect unless and until either party hereto terminates such agreement in accordance with the terms therein. As between the Custodian and the Original Client or any Separate Client, nothing in this Agreement shall alter or affect the Custody Agreement between the Custodian and the Original Client or any Separate Client.

15.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

CITIBANK, N.A.

By:	/s/ Christopher Ravn
Name: Christopher Ravn
Title: CBNA VP, MD- NAM Head of Custody

SLR Secured Specialty Lending Fund

By:	/s/ Shiraz Kajee
Name: Shiraz Kajee
Title: Chief Financial Officer

Exhibits, Schedules or Annexes:

•	Fee Schedule

•	Confidentiality and Data Privacy Conditions Annex

•	U.S. Special Resolution Regime Recognition Annex

ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1) Recognition of U.S. Regimes. In the event that the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Custodian or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Custodian are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2) Effective Date. The provisions of this Appendix will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3) Definitions. For the purposes of this Appendix, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Client is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Client is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of Custodian.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Custodian or Client thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81-8. All references herein to the QFC Stay Rules shall be construed, with respect to Custodian to mean the particular QFC Stay Rule(s) applicable to it.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

End of Annex

ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1.	Introduction.

These conditions (“Conditions”) explain how each party may use, and must protect, the other party’s Confidential Information (including Personal Data) in connection with the provision by the Custodian, and receipt and use by the Client, of accounts and other products and services, whether or not account-related (collectively, “Services”). “Custodian” and “Client” each has the meaning specified in the Agreement, as defined below.

These Conditions form part of the Global Custodial Services Agreement (the “Agreement”) that applies between the Client and the Custodian in relation to the provision of accounts (i.e. each Cash Account and Custody Account under the Agreement) and services to the Client pursuant to the Agreement.

2.	Protection of Confidential Information.

2.1 Definitions.

“Confidential Information” means information (in tangible or intangible form) relating to the disclosing party and/or its affiliates (including any entity that directly or indirectly controls, is controlled by or is under common control with, a party), branches or representative offices (collectively, “Affiliates”) or their respective Representatives or Owners, that is received or accessed by the receiving party or its Affiliates or their respective Representatives in connection with providing, receiving or using Services. “Confidential Information” includes Personal Data, information relating to the Custodian’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and online computer screens), pricing information, internal policies, operational procedures, bank account details, transactional information, and any other information, in each case that: (i) is designated by the disclosing party as confidential at the time of disclosure; (ii) is protected by applicable bank secrecy or other laws and regulations; or (iii) a reasonable person would consider to be of a confidential and/or proprietary nature given the nature of the information and the circumstances of its disclosure.

“Owner” means any natural person or entity (or its branch) that: (i) owns, directly or indirectly, stock of, or profits, interests or capital or beneficial interests in, a party; or (ii) otherwise owns or exercises control over a party directly or indirectly through ownership, controlling interest or any other arrangement or means, including: (a) a person who ultimately has a controlling interest in, or who otherwise exercises control over, a party; or (b) the senior managing official(s) of a party.

“Representatives” means a party’s officers, directors, employees, contractors, agents, representatives, professional advisers and Third Party Service Providers.

2.2 Protection. The receiving party will keep the disclosing party’s Confidential Information confidential on the terms hereof and exercise at least the same degree of care with respect to the disclosing party’s Confidential Information that the receiving party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care. The receiving party will only use and disclose the disclosing party’s Confidential Information to the extent permitted in these Conditions.

2.3 Exceptions to Confidentiality. Notwithstanding anything in these Conditions to the contrary but subject to Data Protection Law, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the wrongful act or omission of the receiving party or its Affiliates or their respective Representatives in breach of these Conditions; (ii) is lawfully obtained by the receiving party from a third party, or is already known by the receiving party, in each case without notice of any obligation to maintain it as confidential; (iii) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; (iv) an authorized officer of the disclosing party has agreed in writing that the receiving party may disclose on a non-confidential basis; or (v) has been anonymized and/or aggregated with other information such that neither the Confidential Information of the disclosing party nor the identity of any Data Subject is disclosed.

3. Authorised Disclosures.

3.1 Definitions.

“Custodian Recipients” means the Custodian, Custodian Affiliates and their respective Representatives.

“Payment Facilitator” means any Clearance System as defined in the Agreement including any third party that forms part of a payment system infrastructure or which otherwise facilitates payments, including without limitation, communications, clearing and other payment systems or service providers; intermediary, agent and correspondent bank; digital or ewallets; or similar entities.

“Permitted Purposes” means in relation to a party’s (or its Affiliates’ or their respective Representatives’) use of the other party’s (or its Affiliates’ or their respective Representatives’) Confidential Information:

(A) To provide, or to receive and use, the Services in accordance with their respective terms and conditions and to undertake related activities, such as, by way of non-exhaustive example:

(1) To fulfill applicable domestic and foreign legal, regulatory and compliance requirements (including know your customer (KYC) and anti-money laundering (AML) obligations applicable to a party and/or its Affiliates) and to otherwise make the disclosures specified in Condition 3.3 (Legal and Regulatory Disclosures);

(2) To verify the identity or authority of a party’s Representatives who interact with the other party;

(3) For risk assessment, information security management, statistical, trend analysis and planning purposes;

(4) To monitor and record calls and electronic communications with the other party for quality, training, investigation and fraud and other crime prevention purposes;

(5) For fraud and other crime detection, prevention, investigation and prosecution;

(6) To enforce and defend a party’s or its Affiliates’ rights; and

(7) To manage a party’s relationship with the other party (which may include the Custodian providing information to the Client and its Affiliates about the Custodian’s and Custodian Affiliates’ products and services);

(B) To make disclosures to third parties to whose accounts the Client instructs the Custodian or Custodian Affiliates to make or receive a payment from an account, or to enable such third parties to perform payment reconciliations;

(C) To make disclosures to Payment Facilitators and to the Custodian’s and Custodian Affiliates’ Third Party Service Providers in connection with the provision of the Services;

(D) To make disclosures to, and to obtain information from, credit information bureaus, credit rating agencies, central banks or other bodies in connection with risk-based analysis and decisions by the Custodian or where such disclosures are otherwise required by applicable law or regulation;

(E) To make disclosures to the disclosing party’s Affiliates and third party designees;

(F) In connection with the provision of products and services (including supporting the opening of accounts) by the Custodian and Custodian Affiliates to the Client’s Affiliates; and

(G) For any additional purposes expressly authorised by the other party.

“Third Party Service Provider” means a third party selected by the receiving party or its Affiliate to provide services to or for the benefit of the receiving party, and who is not a Payment Facilitator (e.g. technology service providers, business process service providers, call center service providers, outsourcing service providers, consultants and other external advisors).

3.2 Permitted Disclosures. The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party may use and disclose the disclosing party’s Confidential Information to the receiving party’s Affiliates and to its and their respective Representatives, Payment Facilitators and any other third party recipients specified in these Conditions, who require access to such Confidential Information to the extent reasonably necessary to fulfil the relevant Permitted Purposes. The receiving party shall ensure that any of its Affiliates and Representatives to whom the disclosing party’s Confidential Information is disclosed pursuant to this Condition 3.2 shall be bound to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

3.3 Legal and Regulatory Disclosures. The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party (and, where the Custodian is the receiving party, Custodian Recipients and Payment Facilitators) may disclose the disclosing party’s Confidential Information pursuant to: (i) legal process; (ii) any other domestic or foreign legal and/or regulatory permission, obligation or request; (iii) agreement entered into by any of them and any domestic or foreign governmental authority; or (iv) between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and other governmental authorities.

4. Retention Period.

Each of the Client and Custodian Recipients may retain, use, and as applicable Process, the other party’s Confidential Information for the period of time reasonably necessary for the relevant Permitted Purposes. On termination of the provision of the Services (including closure of accounts), each of the Client and Custodian Recipients shall be entitled to retain, use, and as applicable Process, the other party’s Confidential Information for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies, to the extent that this is permissible under applicable laws and regulations, and otherwise in accordance with these Conditions, but shall otherwise securely destroy or delete such Confidential Information.

5. Information Security.

The Custodian will, and will use reasonable endeavors to ensure that Custodian Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, technical and organizational security measures to protect Client Confidential Information that is within its or their custody or control against unauthorized or unlawful use (or in the case of Personal Data, unlawful Processing) and accidental destruction or loss.

6. Personal Data.

6.1 Definitions.

“Data Protection Law” means any and all applicable data protection and privacy laws and regulations relating to the Processing of Personal Data, including any amendments or supplements to or replacements thereof.

“Data Subject” means a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Security Incident” means an incident whereby the confidentiality of disclosing party Personal Data within the receiving party’s custody or control has been materially compromised in violation of these Conditions so as to pose a reasonable likelihood of harm to the Data Subjects involved.

6.2 Compliance with Data Protection Law. In connection with the provision or receipt and use of the Services: (i) each party will comply with Data Protection Law; and (ii) the Client confirms that any Personal Data that it provides to Custodian Recipients has been Processed fairly and lawfully, is accurate and is relevant for the purposes for which it is being provided.

6.3 Cross-border Personal Data transfers. The Client acknowledges, and where required by applicable law or regulation agrees, that in the connection with providing the Services and otherwise making disclosures pursuant to Condition 3 (Authorised Disclosures), Personal Data of Client Data Subjects (e.g., the Client or its Affiliates’ respective Representatives and Owners) may be disclosed and/or transferred to recipients located in countries other than the country in which the Custodian entity or its branch which provides the Services is established or the Client is located. However, the Custodian: (i) requires its Affiliates and Third Party Service Providers to protect Personal Data pursuant to Condition 5 (Information security); and (ii) carries out cross-border transfers of Personal Data in accordance with Data Protection Law.

6.4 Legal basis for Processing Personal Data. To the extent that the Custodian Processes Personal Data of Client Data Subjects, the Client warrants that it has, if and to the extent required by Data Protection Law, provided notice to and obtained valid consent from such Data Subjects in relation to the Custodian’s Processing of their Personal Data as described in these Conditions, and in any applicable Custodian Privacy Statement or other privacy disclosure(s) as the Custodian may notify to the Client from time to time. If the Client is itself a Data Subject, the Client warrants that if and to the extent required by Data Protection Law: (a) it has received the privacy disclosure(s) referenced in the preceding sentence; and (b) it consents to such Processing.

6.5 Security Incidents.

(A) If the Custodian becomes aware of a Security Incident, the Custodian will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable laws and regulations. The Custodian will notify the Client of a Security Incident as soon as reasonably practicable after the Custodian becomes aware of it, unless the Custodian is subject to a legal or regulatory constraint, or if it would compromise the Custodian’s investigation.

(B) Each party is responsible for making any notifications to regulators and Data Subjects concerning a Security Incident that it is required to make under Data Protection Law. Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to regulators and Data Subjects.

(C) Neither party will issue press or media statements or comments in connection with any Security Incident that name the other party unless it has obtained the other party’s prior written permission.

7. Provision of Data From Vendors and Exchanges.

The Custodian may provide the Client with pricing and other data licensed from a vendor, exchange or other entity which supplies data used in the provision of the Custodian’s services to the Client, including without limitation pricing data of the type referenced in Clause 9.2 of the Agreement (“Data Suppliers”). The Custodian is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Condition 7; (iii) the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data; and (iv) the Client shall comply with any terms or conditions relating to the use of the data from time to time provided to it by a Data Supplier. In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Client’s use of its data and the Client shall comply with such terms and limitations. A Data Supplier may, in its discretion: (x) direct Custodian to terminate the Client’s receipt of the Data Supplier’s data for any or no reason with or without notice; and (y) require the Client to enter into an agreement with it directly as a condition of receipt of its data.

If a Client which is an investment manager engages a subadvisor to help manage certain of its funds, then, upon consent of the Custodian, such Client may distribute the Data Suppliers’ data to such subadvisor; provided, however, that the use of such data by the subadvisor shall be subject to the provisions set forth in clauses (i)-(iv) of the immediately preceding paragraph.

End of Annex